EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 30th day of October, 2013 (the "Agreement"), by and between ISLET SCIENCES, INC., a Nevada corporation (the "Company"), and James T. Green (the "Executive"), (collectively the "Parties").

WITNESSETH:

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and provide adequate assurances to Executive and Executive desires to accept such employment on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 "Affiliate" means any Person controlling, controlled by or under common control with the Company.

1.2 "Board" means the Board of Directors of the Company.

1.3 "Change of Control" means the occurrence of any of the following:

1.3.1 An acquisition of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" or "Group" (as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person or Group, as the case may be, has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding shares of common stock or the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, shares of common stock or Voting Securities that are acquired in a Non-Control Acquisition (as defined below) shall not constitute an acquisition which would cause a Change of Control. "Non-Control Acquisition" shall mean an acquisition by (i) the Company, (ii) any subsidiary of the Company ("Subsidiary") or (iii) any employee benefit plan maintained by the Company or any Subsidiary, including a trust forming part of any such plan (an "Employee Benefit Plan");

1.3.2 The consummation of:

1.3.2.1 a merger, consolidation or reorganization involving the Company or any Subsidiary, unless the merger, consolidation or reorganization is a Non-Control Transaction. "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company or any Subsidiary where:

1.3.2.1.1 the shareholders of the Company immediately prior to the merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the common stock or Voting Securities, as the case may be, immediately prior to the merger, consolidation or reorganization,

1.3.2.1.2 the individuals who were members of the Incumbent Board of directors immediately prior to the execution of the agreement providing for the merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

1.3.2.1.3 no Person or Group, other than (1) the Company, (2) any Subsidiary, (3) any Employee Benefit Plan or (4) any other Person or Group who, immediately prior to the merger, consolidation or reorganization, had Beneficial Ownership of not less than 20% of the then outstanding Voting Securities or common stock, has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or common stock;

1.3.2.2 a complete liquidation or dissolution of the Company; or

1.3.2.3 the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred solely because any Person or Group (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities or common stock of the Company as a result of an acquisition of Voting Securities or common stock by the Company which, by reducing the number of shares of Voting Securities or common stock then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change of Control would have occurred (but for the operation of this sentence) as a result of the acquisition of Voting Securities or common stock by the Company, and after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares of Voting Securities or common stock, which increases the percentage of the then outstanding shares of Voting Securities or common stock beneficially owned by the Subject Person, then a Change of Control shall be deemed to have occurred.

1.4 "Code" means the Internal Revenue Code of 1986, as amended.

1.5 "Common Stock" means the Company's common stock, par value $.001 per share.

1.6 "Cause" means (i) conviction of a crime which may cause material harm to the Company; (ii) any act or omission of Executive constituting or rising to the level of willful gross

misconduct or gross negligence, which may cause material harm to the Company; or (iii) Executive's material breach of this Agreement. Provided, however, that for purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Provided further that the Company must first provide Executive with written notice of the grounds considered to constitute cause under Section 1.6(ii) or (iii), and provide Executive with fifteen (15) business days in which to cure such grounds.

1.7 "Date of Termination" means the actual date on which the Executive's employment terminates under Section 5 of this Agreement.

1.8 "Disability" means Executive's physical or mental inability to perform the essential functions of his duties satisfactorily for a period of 180 consecutive days or 180 days in total within a 365-day period as determined by the Company in its reasonable discretion and in accordance with applicable law.

1.9 "Effective Date" means the date hereof.

1.10 "Good Reason" means (a) the Company's action, without Executive's written consent, resulting in: (i) a material diminution in Executive's duties and responsibilities, including but not limited to removal as CEO or failure to be re-elected to the Board; (ii) a material diminution in Executive's overall compensation, including without limitation his base salary and bonus opportunity; (iii) a material breach by the Company of its obligations under this Agreement; (iv) failure of the Company and Brighthaven Ventures, L.L.C., to enter into a Licensing Agreement on or before the twelve (12) month anniversary of the Effective Date of this Agreement, a material breach by the Company of its obligation under any such Licensing Agreement, or a termination by either party of such Licensing Agreement; (v) a material relocation of Executive's place of work more than 50 miles; or (vi) a Change of Control of the Company, as defined in Section 1.3 occurs and this Agreement is not assumed, either as a matter of law or by action of the resulting corporation or other entity surviving such Change of Control.

1.11 "Licensing Agreement" means the licensing agreement expected to be entered into by the Company and Brighthaven Ventures, L.L.C., relating to the development and commercialization of pharmaceutical preparations containing the novel SGLT2 inhibitor remogliflozin etabonate (as further defined therein, the "Brighthaven Products").

1.12 "Person(s)" means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.13 "Prospective Customer" shall mean any Person which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or Affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company's subsidiary or Affiliate.

2. EMPLOYMENT.

2.1 Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby agrees to accept such offer of employment, subject to the provisions of this Agreement, as an officer and executive of the Company.

2.2 Duties and Schedule. Executive shall serve as the Company's Chief Executive Officer and shall have such responsibilities as designated by the Board that are not inconsistent with applicable laws, regulations and rules. Executive shall report directly to the Board. The Board hereby elects, as of the Effective Date of this Agreement, Executive to serve as a member of its Board. The Company acknowledges and agrees that Executive will continue to be involved in the management and operations of Brighthaven Ventures, L.L.C, in which he is a member, which is not expected to interfere with his duties and responsibilities hereunder for the Company.

3. TERM OF EMPLOYMENT. The term of employment shall commence on the Effective Date and continue until terminated as set forth in Section 5 of this Agreement. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Term" or the "Term of Employment" herein.

4. COMPENSATION.

4.1 Salary. Initially, Executive will not be paid a Base Salary. Once the financial condition of the Company improves to allow sufficient cash flow, however, a Base Salary appropriate to Executive's responsibilities will be determined by the Board and paid to Executive in accordance with the Company's normal payroll schedule. Immediately following the Effective Date of this Agreement, the Board will establish a Compensation Committee of the Board, which will be responsible for determining Executive's compensation, including Base Salary. Once established, Executive's Base Salary shall not be reduced, but will be subject to annual review by the Compensation Committee.

4.2 Bonus. Executive will be eligible to receive a cash Bonus payable in lump sum (less applicable withholdings) within ten (10) days following the completion by the Company of a financing, resulting in proceeds of at least $1,500,000 (the "Closing Date"), or of a Change of Control (as defined in Section 1.3), whichever date is earlier. The amount of the Bonus shall be calculated by multiplying the number of months Executive has been employed by the Company times $12,500.00. Thereafter, the Compensation Committee shall establish an appropriate Bonus program in which Executive will be eligible to participate.

4.3 Stock Options. The Company hereby grants to the Executive options to purchase 1,500,000 shares of Common Stock at a per share price equal to fair market value, to be vested pursuant to the Vesting Schedule provided in the Nonqualified Stock Option Agreement as defined below. The options granted to the Executive shall be governed by the terms of the Nonqualified Stock Option Agreement between the Company and the Executive, a form of which is attached hereto as Exhibit A, and any applicable terms of this Agreement (the "Option Grant Agreement"). The Company shall be obligated and hereby agrees to register for re-sale

the shares for which Executive is granted options pursuant to the Securities Act of 1933, as amended (the "Securities Act") on a Form S-8 with a re-offer prospectus or similar registration process covering the shares for which Executive is granted options within ninety (90) days of the option grant. Executive shall be eligible for additional grants of options to purchase shares of Company Stock or of Stock in accordance with the stock plan to be developed by the Company.

4.4 Vacation. Executive shall be entitled to twenty (20) days of paid vacation per year taken at such times so as to not materially impede his duties hereunder. Vacation days that are not taken in the current year may be carried over into future years. Executive shall be paid for all unused but accrued vacation upon the termination of employment. Sick leaves shall be consistent with the Company's standard policies and applicable U.S. law. Executive should be entitled to standard U.S. government holidays in addition to vacation or sick leaves.

4.5 Business Expenses. Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties hereunder on behalf of the Company subject to the approval by the Board. Such reimbursement shall be made by the Company within sixty (60) days of the incurrence of the expense.

5. TERMINATION.

5.1 Termination Due to Death or Disability.

5.1.1 Death. This Agreement shall terminate immediately upon the death of Executive. Upon Executive's death, Executive's estate or Executive's legal representative, as the case may be, shall be entitled to Executive's accrued and unpaid Salary and vacation as of the date of Executive's death, plus all other compensation and benefits that were vested through the date of Executive's death.

5.1.2 Disability. In the event of Executive's Disability, this Agreement shall terminate and Executive shall be entitled to Executive's accrued and unpaid Salary and vacation as of the date of such termination, plus all other compensation and benefits that were vested through the date of such termination.

5.2 Termination by Either Party.

5.2.1 The Company may terminate Executive's employment without Cause upon thirty (30) days written notice to Executive.

5.2.2 Executive may terminate his employment without Good Reason upon thirty (30) days written notice to the Company.

5.2.3 The Company may terminate Executive's employment for Cause upon written notice after the expiration of all applicable cure periods.

5.2.4 Executive may terminate his employment for Good Reason (i) by providing the Company with written notice of the grounds constituting Good Reason within to such Good Reason; (ii) the Company has not cured such breach within ninety (90) days of such

notice; and (iii) Executive provides final notice in writing and terminates employment under this Agreement within thirty (30) days of the expiration of the ninety (90)-day cure period.

6. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7. COMPENSATION UPON SEPARATION FROM SERVICE.

7.1 Upon a termination of employment, Executive shall be entitled in all cases to (a) amounts due on the effective termination date; (b) any amounts due, if any, pursuant to Sections 4.1, 4.2 and 4.4; and (c) any compensation and/or benefits to which he may be entitled to receive pursuant to Sections 4.2 and 4.3.

7.2 If Executive's employment terminates on account of a termination by the Company without Cause, or a termination by Executive for Good Reason, then in addition to the amounts due under Section 7.1, Executive will be entitled to the following, subject to Executive's execution of and not revoking a satisfactory release of claims under Section 7.4: (a) Severance Pay in an amount equal to Executive's then existing Base Salary (less applicable withholdings) for the eighteen (18) month non-competition period set forth in Section 9, provided that if the company has not yet commenced paying Executive a Base Salary, Severance Pay shall be calculated by multiplying the amount of $12,500 times 18 months, and (b) reimbursement for the actual additional costs incurred by Executive, including any additional tax costs associated with such reimbursements, for continued coverage for the eighteen (18) month non-competition period set forth in Section 9 under the Company's group health, medical and dental benefit plans under COBRA (if available), at the same level as Executive participated as of termination date (the "COBRA Supplement"). The amount due as Severance Pay under this Section 7.2 (a) shall be paid in a lump sum, less applicable withholdings, within ten (10) business days following the date on which the release of claims required by Section 7.4 becomes effective and non-revocable, but in no event more than two and one-half (2-1/2) months from the Executive's termination date. Payment of the COBRA Supplement under Section 7.2(b) shall be shall be payable in equal monthly installments on the same payroll schedule applicable to Executive immediately prior to his termination from employment commencing on the first such payroll date on or following the tenth (10th) day after the date on which the release of claims required by Section 7.4 becomes effective and non-revocable.

7.3 Equity Compensation. If Executive's employment terminates on account of a termination by the company without Cause, or a termination by executive for Good Reason, then in addition to the amounts due under Section 7.1 and 7.2, the Company agrees that all outstanding unvested stock options, restricted stock, performance shares and stock appreciation

rights previously granted to Executive under any Company equity or long-term incentive plan, program, or individual stock option agreement (including the Option Grant Agreement provided for in Section 4.3 above) (a "Company Incentive Plan") (including any stock options, restricted stock, performance shares and stock appreciation rights assumed by the Company in connection with its acquisition of another entity) or otherwise shall immediately be 100% vested upon the date that his employment terminates. In addition, the Company agrees that all restricted stock units, performance-based restricted stock units, and long-term incentive cash programs ("Long-Term Incentives") previously granted to Executive under any Company Incentive Plan shall immediately be 100% vested on the date that Executive's employment terminates.

7.4 Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company's obligation to provide the Severance Pay and COBRA Supplement under Section 7.2 is conditioned upon Executive's execution of an enforceable release. If Executive chooses not to execute such a release or fails to comply with these sections, then the Company's obligation to compensate him ceases on the effective termination date pursuant to Section 7.1. The release of claims shall be provided to Executive no later than ten (10) days following the date on which his employment terminates and Executive must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

7.5 No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 7.2 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income he receives for services rendered after his Separation from Service from the Company.

8. PARACHUTE PAYMENTS.

8.1 Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("**Covered Payments**") constitute parachute payments ("**Parachute Payments**") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "**Code**") and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the "**Excise Tax**"), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the "**Gross-up Payment**") equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

8.2 Any determination required under this Section 8 shall be made in writing in good faith by the accounting firm which was the Company's independent auditor immediately

before the Change of Control (the "**Accountants**"), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. For purposes of making the calculations and determinations required by this Section 8, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses of the Accountants.

8.3 In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive, within 14 days of the date of the IRS determination or the date the Executive receives the refund, as applicable. The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

9. NON-COMPETITION; NON-DISCLOSURE; INVENTIONS.

9.1 Trade Secrets. Executive acknowledges that his employment position with the Company is one of trust and confidence. Executive further understands and acknowledges that, during the course of Executive's employment with the Company, Executive will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive property of the Company and its subsidiaries (hereinafter "Trade Secrets"). Executive covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. Executive further acknowledges that, absent the protections afforded the Company and its subsidiaries in Section 9, Executive would not be entrusted with any of such Trade Secrets.

Accordingly, Executive agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

9.1.1 During the period of Executive's employment with the Company and for 60 months immediately following the termination of such employment, Executive will not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or any of its subsidiaries, divisions or Affiliates (collectively, the "Companies") in connection with their respective businesses, known to Executive as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available. Executive further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

9.1.2 Upon the termination of Executive's employment with the Company, Executive will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Executive hereby acknowledges are the sole and exclusive property of the Companies or any one of them. Nothing in this Agreement shall prohibit Executive from retaining, at all times any document relating to his personal entitlements and obligations, his Rolodex, his personal correspondence files; and any additional personal property;

9.1.3 During the term of the Agreement and, for a period of three (3) months immediately following the termination of the Executive's employment with the Company, Executive will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company's sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Executive of less than five percent of any publicly traded security;

9.1.4 During the term of the Agreement and, for a period of eighteen (18) months immediately following the termination of the Executive's employment with the Company, Executive will not:

9.1.4.1 solicit or accept competing business from any customer of any of the Companies or any person or entity known by Executive to be or have been, during the preceding eighteen (18) months, a customer or Prospective Customer of any of the Companies without the prior written consent of the Company;

9.1.4.2 encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

9.1.5 Executive will not during the period of his employment with the Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Executive's employment with the Company,

9.1.5.1 encourage, induce or solicit any person employed by any of the Companies to facilitate Executive's violation of the covenants contained in this Section 8;

9.1.5.2 assist any entity to solicit the employment of any Executive of any of the Companies; or

9.1.5.3 employ or hire any Executive of any of the Companies, or solicit or induce any such person to join the Executive as a partner, investor, co-venturer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

9.2 Executive expressly acknowledges that all of the provisions of this Section 9 of this Agreement have been bargained for and Executive's agreement hereto is an integral part of the consideration to be rendered by the Executive which justifies the rate and extent of the compensation provided for hereunder.

9.3 Notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 9 shall apply to information, material or any matter related to Brighthaven Ventures, L.L.C., including but not limited to the work relating to the development and commercialization of pharmaceutical preparations containing the novel SGLT2 inhibitor remogliflozin etabonate, including without limitation the Brighthaven Products. Further, nothing in this Agreement shall limit or restrict Executive's activities with respect to Brighthaven Products, nor prohibit Executive from continuing to work with Brighthaven Ventures, L.L.C., including but not limited to the Brighthaven Products, during his employment with the Company and following termination of such employment, regardless of the reason for such termination.

9.4 Executive acknowledges and agrees that a violation of any one of the covenants contained in this Section 9 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (a) grants or denies permanent injunctive relief or (b) awards other equitable remedy(s) as it sees fit.

9.5 <u>Successors</u>.

9.5.1 <u>Executive</u>. This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the

benefit of and be enforceable by Executive's estate, heirs, beneficiaries, and/or legal representatives.

9.5.2 The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9.6 Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Executive while he is in the service of the Company, and all patents for the same. During the Term, Executive shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Executive shall do all acts reasonably necessary or required by the Company to give effect to this section. In all cases, the Company shall pay all costs and fees associated with such acts by Executive.

10. SECTION 409A OF THE INTERNAL REVENUE CODE. The parties intend that the provisions of this Agreement comply with the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (collectively, "Section 409A") and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

10.1 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a "Separation from Service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," "separation from service" or like terms shall mean Separation from Service.

10.2 Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

10.3 Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if at the time of termination of Executive's employment, he is a "specified employee," determined in accordance with Section 409A, any payments and/or benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section

409A of the internal Revenue Code, that are provided to Executive on account of his Separation from Service shall not be provided until the first payroll date to occur following the six-month anniversary of Executive's termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made to Executive during such six-month period shall be paid in a lump sum to Executive on the Specified Employee Payment Date without interest and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

11. MISCELLANEOUS.

11.1 Indemnification. The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney's fees, judgments, fines, settlements and other legally permissible amounts ("Losses"), incurred in connection with any proceeding arising out of, or related to, Executive's employment by the Company, other than any such Losses incurred as a result of Executive's negligence or willful misconduct. The Company shall, or shall cause a third party to, advance to Executive any expenses, including attorney's fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company or applicable third party in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Executive is not entitled to be indemnified by the Company. The Company will provide Executive with coverage under all director's and officer's liability insurance policies which it has in effect during the Term, with no deductible to Executive.

11.2 Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

11.3 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

11.4 Notices. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (i) upon delivery if delivered personally; (ii) on the fifth (5th) day after being deposited with the U.S. Postal Service if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below; (iii) on the next day after being deposited with a reliable overnight delivery service; or (iv) upon receipt of an answer back confirmation, if transmitted by email or telefax, addressed to the below indicated email address or telefax number. Notice given in another manner shall be effective only if and when received

by the addressee. For purposes of notice, the addresses and telefax number (if any) of the parties shall be as follows:

If to the Executive:

James Green
12221 Fieldmist Dr.
Raleigh, NC 27614
Telephone: 919.789.1286

With a copy to (which shall not constitute notice):
Smith, Anderson, Blount, Dorsett, Mitchell & Jrnigan
P. O. Box 2611
Raleigh, NC 27602-2611

If to the Company:

Islet Sciences, Inc.
641 Lexington Avenue, 6th Floor
New York, New York 10022
Fax:

With a copy to (which shall not constitute notice):

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink
Tel: 212-371-8008

provided that: (A) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days' prior written notice to the other party in the manner set forth above; and (B) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.

11.5 Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

11.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

11.7 Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

11.8 Entire Agreement. Except as expressly provided in this Agreement, this Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

11.9 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

11.10Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.11Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.12Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

James Green

ISLET SCIENCES, INC.
a Nevada corporation

By:________________________
Name: Joel Perlin
Title: Vice President